Service Level Agreement

HostPro is so confident in the quality of the services it provides that we offer the below performance promise. And, we put our money where our promise is - if we fail to meet the performance level we offer, we will credit your account.

Performance Promise:
HostPro agrees to provide its NETenterprise customers with the 99+% availability listed below (collectively "Availability"). In the event HostPro fails to provide such 99+% availability, HostPro further agrees to provide a HostPro customer ("Customer") that reports such failure in the applicable time period a credit as listed below.

1. Network Availability: HostPro agrees to maintain network availability of 99.9% of the total time per calendar month as limited below. In the event the network is unavailable for more than 0.1% of the total time (approximately 45 minutes) during a calendar month (other than down time due to the causes listed), HostPro agrees to credit customers as set forth below.

2. Site Services Availability: HostPro agrees to maintain aggregate site services availability of 99.8% of the total time per calendar month, and that each of the individual web site standard services will be individually available 99.5% as limited below. In the event these availability metrics are not met (other than down time due to the causes listed), HostPro agrees to credit customers as set forth below.

3. Exclusions: This agreement to provide services and network up time does not include down time caused by the following causes:
a) HostPro Network maintenance,
b) any Customer circuits or equipment,
c) Customer's applications or equipment, (including, but not limited to HTML, JAVA, JAVA SCRIPT, Active Server Pages, Perl, CGI, or Coldfusion,
d) acts or omissions of Customer,
e) any use of the service authorized by Customer, and
f) reasons of Force Majeure (including strike, fire, flood, delay in component supply, equipment failure, governmental acts, orders or restrictions, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence of the non-performing party).

4. Credit Remedies: In the event the above service levels are not met due to non-excluded causes, HostPro agrees to provide the following credits to a Customer that reports the incident to HostPro within five (5) calendar days of the date of the incident:
a) Per incident of network downtime of ten (10) minutes or more which exceed the above agreed upon up time, a reporting Customer's account shall be credited an amount equal to one day of such Customer's monthly HostPro charge.
b) Per incident of web server service downtime of twenty (20) minutes or more which exceed the above agreed upon up time, a reporting Customer's account shall be credited an amount equal to one day of such Customer's monthly HostPro charge.
c) For the purpose of this Agreement an "incident" is a period of interruption in the relevant service. An incident is deemed to begin at the time that the service initially went down and to end at such time that the service has been returned to stable, operational status. A brief return to operational status as part of the repair process would not end an incident - the incident is deemed to end only upon the successful return of the service to stable, operational status.

5. Other Conditions, Limitations and Terms of Promise:
a) This Agreement constitutes the entire understanding between the parties and supersedes any and all prior and contemporaneous, oral or written representations, communications, proposals, understandings and agreements between the parties with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.
b) A Customer's sole and exclusive remedy in the event HostPro fails to maintain Availability, TO THE EXCLUSION OF ALL OTHER REMEDIES THEREFOR, EXPRESS OR IMPLIED, shall be for Customer to invoke the credit provisions set forth above. THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO ANY CLAIM OF NON-AVAILABILITY.
c) IN NO EVENT SHALL HOSTPRO BE LIABLE TO CUSTOMER OR ANY THIRD PARTY FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, LOST PROFITS OR ANY OTHER SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, LOSSES, COSTS OR EXPENSES
OF ANY KIND, HOWEVER CAUSED, AND WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), OR ANY OTHER THEORY OF LIABILITY REGARDLESS OF WHETHER HOSTPRO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, LOSSES, COSTS OR EXPENSES.
d) This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho. The sole and exclusive jurisdiction for the resolution of disputes relating to this Agreement shall be the state or federal courts in the State of Idaho. The parties hereby consent and submit to the personal jurisdiction of such courts for the purpose of litigating any such action.